ANHYDROUS AMMONIA SALES AGREEMENT

THIS ANHYDROUS AMMONIA SALES AGREEMENT ("Agreement") is entered into on this 22nd of January, 2004, and made effective January 20, 2004, between KOCH NITROGEN COMPANY, a Nebraska corporation, with principal offices at 4111 East 37th Street North, Wichita, Kansas 67220 (herein called "Koch") and EL DORADO CHEMICAL COMPANY, an Oklahoma corporation, with principal offices at 16 S. Pennsylvania, Oklahoma City, Oklahoma 73107 (herein called "Buyer"). Koch and Buyer are sometimes collectively referred to herein as the "Parties" and individually referred to herein as a "Party."

WITNESSETH:

WHEREAS, the parties entered into a previous agreement, dated December 9, 2002 (the "Previous Agreement") and it is their intent to terminate the Previous Agreement; and

WHEREAS, as specified in this Agreement, Buyer and Koch desire to enter into an anhydrous ammonia sales agreement under which Koch agrees to supply to Buyer, and Buyer agrees to purchase from Koch, 100% of its anhydrous ammonia Product Requirements (as defined below), as set forth herein.

NOW THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. DEFINITIONS

Whenever used in this Agreement, the following terms shall have the following respective meanings:

A."Adder" shall have the same meaning assigned to that term in Article VI, Section B.

B. "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with such Person. For purposes of this definition, the term "control" (including the correlative terms "controlled by" and "under the common control of"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

C. "Ammonia Pipeline" shall mean the anhydrous ammonia pipeline currently owned by Kaneb Pipe Line Operating Partnership, L.P.

D. "Ammonia Pipeline Tariff" means the Ammonia Pipeline's current tariff for interstate movement of anhydrous ammonia, as amended from time to time.

E. "Ammonia Pipeline Transportation Charge" shall have the same meaning assigned to that term in Article VI, Section C.

F. "Buyer Facility" shall mean Buyer's chemical production facility located at El Dorado, Arkansas, as presently configured.

G. *** [Redacted Text] shall mean the *** [Redacted Text] per metric ton of the weekly price range published under the heading "Ammonia Delivered US Gulf Tampa Of which-Tampa" in Fertecon Ammonia Report ("Fertecon") and (ii) the *** [Redacted Text] per metric ton of the weekly price range published under the heading "Ammonia c+f Tampa" in the FMB Weekly Fertilizer Report ("FMB") for the week Product is delivered to Buyer. For example, if Product is delivered to Buyer by the Ammonia Pipeline during the week from Monday, December 15, 2003 through Sunday, December 21, 2003, the *** [Redacted Text] published in the December 18, 2003 issue of Fertecon and the December 18, 2003 issue of FMB shall apply. The parties acknowledge that currently, both Fertecon and FMB publish a price range for Tampa/US Gulf prices and a Tampa only price. The Tampa only price, as set forth above, shall be used to calculate the *** [Redacted Text]. If either publication or the price contained in such publication that is necessary to calculate the *** [Redacted Text] is not published for a particular week for any reason, then the publication or price, as applicable, from the previous week shall be used to calculate the *** [Redacted Text]. Examples of how *** [Redacted Text] is calculated are set forth on Exhibit 1.

H. "Delivery Point" shall mean: (i) for pipeline deliveries, the discharge side of the Ammonia Pipeline's Product meter located at Buyer's Facility, or (ii) for rail or truck deliveries, the point at Buyer's Facility where the truck or rail cars enter Buyer's Facility, or (iii) an alternate delivery point along the Ammonia Pipeline; provided that Buyer gives Koch at least forty-five (45) days written notice prior to the date it wishes to begin delivery at such alternate delivery point.

 I. "Koch Facility" shall mean Koch's anhydrous ammonia production facility at Sterlington, Louisiana. Currently, the Koch Facility has one (1) ammonia production unit capable of producing ammonia.

J. "Koch Terminal" shall mean Koch's anhydrous ammonia terminal at Taft, Louisiana, capable of receiving ammonia by vessels, loading and shipping ammonia in a barge, and re-injecting ammonia into the Ammonia Pipeline.

K. "Month" shall mean a calendar month.

L. "Monthly Average Price" shall be defined as the average of the Prices stated in the weekly provisional invoices dated during the Month.

M. "Performance Assurance" means collateral in the form of either cash, letter(s) of credit, or other security acceptable to Koch in its sole discretion.

N. "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, business, syndicate, sole proprietorship, association, organization, other entity or governmental body.

O. "Price" shall be described in Article VI, Section A hereof.

P. "Product" shall mean commercial anhydrous ammonia provided hereunder having the following specifications:

    Ammonia (NH3) Content:         99.5% minimum, by weight %

    Water:                         0.2% minimum to 0.5% maximum, by weight %

    Oil:                           5 ppm maximum, by weight

Q. "Product Requirements" shall mean total Product purchased by Buyer for Buyer's account for further processing at Buyer's Facility. Currently, the Product Requirements during a calendar year at Buyer's Facility are approximately 165,000 short tons, exclusive of any tolling arrangements by Buyer with third parties. Product Requirements shall not include approximately 45,000 short tons of anhydrous ammonia annually, for production of finished product for Orica USA Inc. The 45,000 short tons referenced above shall be excluded from the Product Requirements during the Term of this Agreement, unless Buyer requests and Koch elects, at Koch's sole option, to include such quantity in the Product Requirements. Provided that Buyer has given Koch at least sixty (60) days prior written notice, Product Requirements shall not include Product supplied to Buyer's Facility which shall be produced by Buyer or an Affiliate of Buyer and physically delivered to Buyer's Facility.

 R. "short ton" shall mean 2000 pounds.

S. "Taxes" shall have the same meaning assigned to that term in Article IX, Section
    A hereof.

T. "Total Credit Exposure" shall mean the sum of the (i) outstanding invoice(s) for Product delivered from Koch to Buyer, (ii) the estimated invoice for Product delivered to Buyer but not yet invoiced by Koch, and (iii) the estimated invoice amount for Product that shall be delivered from Koch to Buyer until the payment due date of the oldest outstanding invoice, less the amount of any Performance Assurance.

II. TERM

    Primary Term. The term of this Agreement (the "Term") shall commence at 12:01 a.m. central time on January 20, 2004 and shall terminate at 11:59 p.m. on December 31, 2004, unless otherwise terminated earlier in accordance with this Agreement. The term "Term" shall include the renewal of the term of this Agreement as provided in Article II, Section B below.

    Renewal. At the end of any Term, this Agreement may be extended for a one (1) year period (commencing on January 1st and ending on December 31st) upon the written agreement of both Koch and Buyer made no later than November 1st of the then current year. Notwithstanding the foregoing, neither Party shall be obligated to renew this Agreement.

III. QUANTITY

  Quantity. During the Term, Buyer shall purchase from Koch one hundred percent (100%) of its Product Requirements for Buyer's Facility.

  No Resale. Buyer shall use the Product delivered to Buyer for processing at Buyer's Facility only, and shall not resell, transfer, exchange, or otherwise assign Product without first obtaining the prior written consent of Koch, which consent may be granted or withheld by Koch in its sole discretion.

  Measurement. The quantity of Product delivered hereunder to Buyer by the Ammonia Pipeline shall be governed by the weights and measures taken by meters owned by the Ammonia Pipeline at the Delivery Point pursuant to the Ammonia Pipeline Tariff. For truck or rail deliveries, the quantity of Product delivered to Buyer shall be governed by the weights and measures taken as the trucks or rail cars are loaded at the Koch Facility, Koch Terminal, or at an alternative third party supply source. The foregoing measurements of said quantities shall be final and conclusive, unless proven to be in error.

IV. QUALITY

All Product delivered hereunder shall conform to the specifications set forth in Article I, Section P. All claims by Buyer that any Product delivered hereunder does not conform to the specifications set forth in Article I, Section P, shall be made in writing and sent within thirty (30) days after Koch's delivery of such Product to the Delivery Point. Failure to give written notice of such claim within the specified time shall constitute shall constitute an unqualified acceptance of the Product and a waiver by Buyer of all claims with respect thereto.

V. WARRANTIES

A. As its exclusive warranties, Koch warrants to Buyer that, at the Delivery Point: (i) the Product shall conform to the specifications specifically set forth in Article I, Section P and (ii) title to the Product shall be free from any security interest, lien, or encumbrance. EXCEPT AS SPECIFICALLY SET FORTH IN THE PRECEDING SENTENCE, (I) BUYER acknowledges and agrees that KOCH AND ITS AFFILIATES HAVE NOT MADE, DO NOT MAKE, AND EXPRESSLY DISCLAIM ANY WARRANTIES, REPRESENTATIONS, COVENANTS, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, WHETHER ARISING BY OPERATIONS OF LAW OR OTHERWISE, AS TO THE MERCHANTABILITY, QUANTITY, CONDITION, OR QUALITY OF THE PRODUCT OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE AND (ii) THE PRODUCT IS SOLD "AS IS".

B. Koch's liability, and Buyer's exclusive remedy, for any cause of action arising out of or related to the breach of Koch's warranty above, is, at Buyer's option, limited to (i) replacement of the non-conforming Product at the Delivery Point or (ii) a refund to Buyer of the portion of the Price allocable to such non-conforming Product. IN NO EVENT WILL KOCH'S CUMULATIVE LIABILITY UNDER THE AGREEMENT EXCEED THE TOTAL SALES PRICE OF THE PRODUCT OR THE COST OF SUBSTITUTE PRODUCT, WHETHER ARISING UNDER WARRANTY, GUARANTEE, CONTRACT, NEGLIGENCE, STRICT LIABILITY, INDEMNIFICATION, FAILURE OF ESSENTIAL PURPOSE OR ANY OTHER CAUSE OR COMBINATION OF CAUSES WHATSOEVER. WITHOUT LIMITATION ON THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL EITHER KOCH OR BUYER BE LIABLE OR HAVE ANY RESPONSIBILITY TO THE OTHER OR ANY OTHER THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST EARNINGS, LOST PROFITS, OR BUSINESS INTERRUPTION.

VI. PRICE

A. #9; Price. For each short ton of Product sold to Buyer hereunder, Koch shall charge, and Buyer shall pay to Koch, the following Price:

        Price per short ton = *** {Redacted Text]

        Price shall be determined on *** [Redacted Text] basis.

  Adder. Adder shall equal *** [Redacted Text] per short ton. However, if Koch: (i) resumes ammonia production at the Koch Facility and (ii) operates the Koch Facility at a production rate of at least eighty percent (80%) of such facility's capacity for at least ten (10) consecutive days, then the Adder shall be *** [Redacted Text] per short ton commencing on the 10th day after such conditions have been satisfied. If Koch terminates ammonia production at the Koch Facility, then the Adder shall be *** [Redacted Text] per short ton commencing on the 10th day after such termination.

  Ammonia Pipeline Transportation Charge. The Ammonia Pipeline Transportation Charge per short ton shall be a flat rate of *** [Redacted Text] per short ton, regardless of whether Koch injects Product into the Ammonia Pipeline at the Koch Terminal, Koch Facility, or an alternative injection point. The *** [Redacted Text] per short ton rate is based upon the current Ammonia Pipeline Tariff of *** [Redacted Text] per short ton from Sterlington, Louisiana and *** [Redacted Text] per short ton from Taft, Louisiana to the Delivery Point for pipeline deliveries at Buyer's Facility. In the event the Ammonia Pipeline Tariff rate changes for the injection points where Koch injects Product for delivery to Buyer, then the flat rate of *** [Redacted Text] per short ton shall change accordingly in proportion to the difference between the revised Ammonia Pipeline Tariff rates and the *** [Redacted Text] flat rate. By example only, if the Ammonia Pipeline Tariff from Taft, Louisiana increases to *** [Redacted Text] per short ton, then the Ammonia Pipeline Transportation Charge would increase from *** [Redacted Text] per short ton to *** [Redacted Text] per short ton for Product injected at Taft, Louisiana for delivery to the Delivery Point at Buyer's Facility.

  Market Publications and Prices. If either (a) Fertecon or FMB or (b) the price contained in such publication that is necessary to calculate the *** [Redacted Text] is not published for three (3) consecutive weeks, then Koch and Buyer shall meet in person, negotiate, and agree on a substitute publication or price, as applicable, within thirty (30) days of such event. During such thirty (30) day period, the publication or price that is published, as applicable, shall solely be used to calculate the Price hereunder. For example, if FMB was not published for three (3) consecutive weeks in March 2004, then Fertecon would solely be used to calculate the *** [Redacted Text].

VII. CREDIT; PAYMENT TERMS

A. Koch shall provide Buyer a line of credit to facilitate purchases under this Agreement; provided that in no event shall Buyer's Total Credit Exposure exceed *** [Redacted Text]. Such credit line may be decreased or terminated at any time at the sole discretion of Koch. Upon written notice of Koch's election to decrease or terminate Buyer's credit line, Buyer may terminate this Agreement. Buyer's failure to give written notice to Koch of the termination of this Agreement within thirty (30) days from the date of such notice shall constitute an unqualified acceptance of such reduction or termination and a waiver by Buyer of the right to terminate this Agreement. In addition to Koch's rights to decrease or terminate Buyer's credit line as set forth in this Article VII, Section A above, and in addition to any other rights or remedies to which Koch may be entitled at law or in equity, in the event that Koch determines, in its sole discretion, that (a) the creditworthiness or future performance of Buyer is impaired or unsatisfactory or (b) Buyer's Total Credit Exposure may exceed the established credit line, Koch may (i) immediately suspend deliveries of all Product; or (ii) require prepayment by wire transfer at least two (2) business days prior to a scheduled shipment of Product.

B. Koch shall prepare and fax to Buyer a weekly provisional invoice by Tuesday of every week during the Month, in an amount equal to the Price per short ton based on the previous Friday's Price multiplied by the short tons delivered to Buyer during the period from the previous Monday through Sunday based on the meter reading at the Delivery Point provided by Buyer to Koch every Monday. Twenty-one (21) days after the invoice date, Buyer shall pay the full amount of each invoice by wire transfer of immediately available funds to such account as Koch designates in writing. If the payment due date is a Saturday, Sunday, or holiday where banks are authorized to be closed, Buyer shall make such payment on the business day next succeeding such due date. Interest shall be charged on all past due amounts owed by Buyer hereunder at an interest rate equal to the lesser of 12% per annum and the maximum rate permitted by law, from the payment due date until paid in full (the "Default Rate"). Buyer agrees to accept as originals facsimile copies of invoices from Koch.

C. At the end of each Month, Koch shall prepare and fax to Buyer a reconciliation of the weekly provisional invoices for the Month with the amount due by Buyer to Koch, or the credit by Koch to Buyer, for the Month. The reconciliation will be based on a final monthly invoice based on all the weekly provisional invoices during the Month that have an invoice date during said Month. The final monthly invoice shall be based on an amount equal to the Monthly Average Price per short ton multiplied by the sum of short tons delivered or taken as stated in the weekly provisional invoices during the Month that have an invoice date during said Month. The final monthly invoice will be compared to the sum of the weekly provisional invoices for the designated time period, and any difference will be either debited or credited on the next weekly provisional invoice.

VIII. DELIVERY

A. Notices. No later than the 1st calendar day of the Month immediately prior to the Month of delivery of Product, Buyer shall notify Koch in writing of the amount of short tons that Buyer wishes to receive for such Month of delivery. Buyer shall promptly notify Koch in writing of any known or anticipated changes that will not permit Buyer to receive the monthly quantity of Product.

B. Title and Risk of Loss. Koch shall deliver the Product hereunder to Buyer at the Delivery Point. Title and risk of loss of Product shall pass from Koch to Buyer and delivery shall occur when the Product passes the Delivery Point. Prior to delivery and transfer of title and risk of loss of the Product to Buyer, Koch agrees to be responsible for any damages or injury arising in connection with the Product. At and after delivery and transfer of title and risk of loss of the Product to Buyer, Buyer agrees to be responsible for any damages or injury arising in connection with the Product.

C. Shipper of Record. Koch shall be the shipper of record for delivery of Product on the Ammonia Pipeline to Buyer at Buyer's Facility.

IX. TAXES

Buyer shall pay all taxes, duties, fees, levies, penalties, licenses or charges imposed by any government authority ("Taxes") which may now or hereafter be imposed on or with respect to the Product at or after title and risk of loss passes to Buyer. If Koch is required to remit or pay Taxes that are Buyer's responsibility hereunder, Buyer shall reimburse Koch for such Taxes within ten (10) days of receipt of written notice hereunder.

X. FORCE MAJEURE

A. Neither Koch nor Buyer shall be liable for any failure or delay in performance under this Agreement (except for the obligation to make money payments due hereunder for Product already purchased) due to a Force Majeure event. A "Force Majeure" event shall mean any event which may be due in whole or in part to any contingency, delay, failure, cause or other occurrence of any nature beyond a Party's reasonable control, which (i) physically prevents Koch from transporting or delivering the Product to or from the (a) Koch Terminal or (b) the Ammonia Pipeline, or (ii) which physically prevents Buyer from receiving or using Product at Buyer's Facility. Examples of Force Majeure events shall include, but not be limited to, the following: (a) physical events such as acts of God, disease, plague, landslides, lightning, earthquakes, fires, storms such as hurricanes or tornados, or explosions; (b) acts of others such as terrorist attacks, riots, sabotage, insurrections or wars; (c) breakage or accident to critical machinery or critical equipment; and (d) material allocation or material curtailment of natural gas or electricity, in either case under (c) or (d), rendering a Party incapable of satisfying its obligations under this Agreement (except for the obligation to make money payments due hereunder for Product already purchased) for more than fifteen (15) consecutive days or twenty (20) days in any thirty (30) day period.

B. The term "Force Majeure" shall not include (i) an event caused by a Party's sole negligence or willful misconduct; (ii) Koch's ability to sell, or Buyer's ability to purchase from a third party, Product at a price more advantageous than the Price; (iii) Buyer's loss of markets for products produced at Buyer's Facility; (iv) shutdown of Koch's Terminal or Buyer's Facility for reasons other than a Force Majeure event; and (v) routine or scheduled maintenance at Koch's Terminal or Buyer's Facility.

C. If a Force Majeure event occurs, the declaring Party may exercise its right under this Article X by giving timely notice thereof to the other Party setting forth with reasonable particularity the nature of the Force Majeure event. The declaring Party shall only be excused from performance hereunder during the duration of, and only to the extent of, the Force Majeure event. Under no circumstance shall (i) Koch be obligated to cure any deficiencies in deliveries of Product caused by Force Majeure or (ii) Buyer be obligated to cure any deficiencies in Product purchased caused by Force Majeure. Further, neither Koch nor Buyer (except as set forth in Article X, Section D below) shall be obligated to take any action which would result in increasing such Party's performance costs under this Agreement beyond the costs which it would have incurred in the absence of such Force Majeure event. The declaring Party shall give the other Party prompt notice of when the Force Majeure event ends.

D. Notwithstanding any other provision of this Agreement, if the Ammonia Pipeline is interrupted or curtailed due to a Force Majeure event which prevents or delays Koch from making all or a portion of the required deliveries of Product hereunder, Koch shall use commercially reasonable efforts to arrange, at Buyer's cost and expense, rail or trucking transportation service from an alternative supply source to Buyer's Facility. Ammonia Pipeline allocation shall not constitute a Force Majeure event; provided, however, that a mechanical breakdown or any interruption of the Ammonia Pipeline may constitute a Force Majeure event. For the duration of the Force Majeure event, if (i) Koch's deliveries of Product to Buyer are impeded due to a Force Majeure event, or (ii) the Ammonia Pipeline is allocated or curtailed, Koch shall have the right to apportion deliveries on a pro-rata basis (based up Koch's sales commitments or contracts) among Buyer, Koch's present and future customers (including regular customers not then under contract), and Koch or its Affiliates. Notwithstanding any other provision of this Agreement, Koch shall not be required to (a) resume ammonia production at the Koch Facility or (b) to purchase Product from a third party, in either case, to remove a Force Majeure event.

XI. DEFAULT; REMEDIES

  Defaults by Buyer. Upon the occurrence of any of the following events: (i) Koch shall not have received any payment due from Buyer hereunder by the date such payment is due under this Agreement, and such failure shall remain uncured for a period of two (2) business days after written notice thereof; (ii) the failure of Buyer to perform any other obligation in this Agreement and such failure is not excused or cured within five (5) business days after written notice thereof; (iii) the occurrence of a Bankruptcy Event with respect to Buyer or its Affiliates; or (iv) the failure by any Performance Assurance provider of Buyer to perform any obligation of such Performance Assurance provider under any document executed and delivered in connection herewith, and such failure shall remain uncured for a period of three (3) business days after written notice thereof; then Koch, in its sole discretion and without prior notice to Buyer, may do any one or more of the following: (a) suspend performance under the Agreement; (b) terminate the Agreement, whereby any and all obligations of Buyer, including payments due, will, at the option of Koch, become immediately due and payable; and/or (c) Set-off against any amount that Koch owes to Buyer under this Agreement. If Koch suspends performance and withholds delivery of the Product as permitted above, it may sell the Product to a third party and deduct from the proceeds of such sale the purchase price and all reasonable costs resulting from Buyer's default as identified above, including, without limitation, all costs associated with the transportation, storage, and sale of the Product. The foregoing rights, which shall include, but not be limited to, specific performance, shall be cumulative and alternative and in addition to any other rights or remedies to which Koch may be entitled at law or in equity. In addition, Koch shall be entitled to recover from Buyer all court costs, attorneys' fees and expenses incurred by Koch in connection with Buyer's default, and interest on past due amounts at the Default Rate. "Set-off" means set-off, offset, combination of accounts, netting of dollar amounts of monetary obligations, right of retention or withholding or similar right to which Koch is entitled (whether arising under this Agreement, applicable law, or in equity) that is exercised by Koch. "Bankruptcy Event" means the occurrence of any of the following events with respect to a Person: (i) filing of a petition or otherwise commencing, authorizing or acquiescesing in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or if any such petition is filed or commenced against it; (ii) making of an assignment or any general arrangement for the benefit of creditors; (iii) having a bankruptcy petition filed against it and such petition is not withdrawn or dismissed within sixty (60) days after such filing; (iv) otherwise becoming bankrupt or insolvent (however evidenced); (v) having a liquidator, administrator, custodian, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or (vi) being generally unable to pay its debts as they fall due.

  Defaults by Koch. Upon the occurrence of any of the following events: (i) the failure of Koch to perform any obligation in this Agreement and such failure is not excused or cured within ten (10) days after written notice thereof; provided, however, that Koch shall have an additional ten (10) day period (commencing immediately upon the expiration of the initial ten (10) day period) to cure such failure if Koch commences curative action within such ten (10) day period and proceeds diligently and in good faith thereafter to cure such failure until completion or (ii) a Bankruptcy Event with respect to Koch, then Buyer, in its sole discretion and without limitation, may terminate this Agreement, and Buyer's remedies shall be cumulative and alternative and in addition to any other rights or remedies to which Buyer may be entitled at law or in equity. In addition, if Buyer is the prevailing party in any action, litigation, or lawsuit against Koch for its default hereunder, Buyer shall be entitled to recover from Koch all court costs, attorneys' fees and expenses incurred by Buyer in connection with Koch's default hereunder, and interest on past due amounts at the Default Rate. In addition to the foregoing, if: (i) Koch fails to perform a material obligation in this Agreement and (ii) Buyer notifies Koch in writing of such failure, then only while such failure remains uncured, Buyer may purchase Product from another Person and Buyer's Product Requirements shall be reduced by the amount of Product Buyer purchased from such other Person.

XII. RIGHTS NOT WAIVED

The waiver by either Party hereto of any default of this Agreement by the other Party hereto shall not be deemed to be a waiver of any successive or other default of this Agreement. Each and every right, power and remedy may be excused from time to time and so often and in such order as may be deemed expedient by the Party, and the exercise of any such right, power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter, any other right, power or remedy.

XIII. NOTICES

Any notices, requests or other communications required or permitted by any provision of this Agreement shall be in writing and shall be deemed delivered if delivered by hand, facsimile, national overnight courier service, or mailed by U.S. Postal Service, postage prepaid, by registered or certified mail, as follows:

If to Koch:

Koch Nitrogen Company
4111 East 37th Street North
Wichita, Kansas 67220
Attention: Steve Packebush, President
Fax: (316) 828-7946

With a copy to:

Koch Nitrogen Company
4111 East 37th Street North
Wichita, Kansas 67220
Attention: Scott R. Flucke, Senior Counsel
Fax: (316) 828-3133

If to Buyer:

El Dorado Chemical Company
16 S. Pennsylvania
Oklahoma City, OK 73107
Attention: Tony M. Shelby
Fax: (405) 236-5067

El Dorado Chemical Company
16 S. Pennsylvania
Oklahoma City, OK 73107
Attn: David Shear, General Counsel
Fax: (405) 236-1209

Any Party may change the address to which notices are to be given by mailing written notice thereof to the other Party as provided above.

XIV. ASSIGNMENT

Neither Party shall assign or delegate, or permit by assignment or delegation, by operation of law or otherwise, any of its rights and obligations under this Agreement to any Person without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, delayed or denied. Notwithstanding the foregoing, either Party shall be allowed to assign this Agreement to an Affiliate upon providing written notice to the other Party, provided no such transfer shall operate to relieve the transferring Party of its obligations hereunder. Any assignment or delegation, or attempted assignment or delegation, in violation of this Article XIV shall be null and void, shall be considered a material breach of this Agreement, and shall permit the other Party, in addition to any other rights which it may hereunder or at law or in equity, to terminate this Agreement and exercise any remedies available to the non-breaching Party hereunder or at law or in equity.

XV. ENTIRE AGREEMENT; AMENDMENT

This Agreement shall supersede all prior negotiations, discussions, and dealings concerning the subject matter hereof, and shall constitute the entire agreement between Koch and Buyer concerning the subject matter hereof. Neither Party shall claim any amendment, modification or release of any provisions hereof unless the same is in writing and such writing: (i) specifically refers to this Agreement; (ii) specifically identifies the term amended; and (iii) is signed by duly authorized representatives of Koch and Buyer.

XVI. CONFIDENTIALITY

Except (i) as may be agreed to in writing on a case by case basis, (ii) for communications between Buyer and Orica USA, Inc., (iii) as may be necessary to perform its obligations herein, or (iv) as required by law, both Parties shall maintain in confidence all information concerning costs and price to be disclosed in connection with the other's performance under this Agreement. Such information shall be disclosed to no one other than officers and other employees who need to know the same in connection with performance under this Agreement, and such officers and other employees shall be advised of the confidential nature of such information, or when disclosure is required by law. Both Parties shall take all proper precautions to prevent such information from being acquired by any unauthorized person or entity.

XVII. ARTICLE AND SECTION HEADINGS

Article and section headings are for the convenience of the parties and are not considered parts of this Agreement, it being stipulated that any headings in conflict with the substantive provisions of this Agreement shall have no force and effect.

XVIII. GOVERNING LAW; NO JURY TRIAL

The Agreement and its execution, performance, interpretation, construction and enforcement shall be governed by the law, both procedural and substantive, of the State of Kansas, without regard to its conflicts of law rules. No course of dealing, course of performance, or usage of trade shall be considered in the interpretation or enforcement of this Agreement. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS AGREEMENT.

XIX. SEVERABILITY

The provisions of this Agreement are severable and, if any provisions are determined to be void or unenforceable in whole or in part, the remaining provisions shall remain unaffected and shall be binding and enforceable in accordance with the terms hereof.

XX. TERMINATION OF PREVIOUS AGREEMENT; MUTUAL RELEASE

Buyer acknowledges and agrees that it owes Koch the amounts set forth on Exhibit 2 (the "Payments") under the Previous Agreement and shall pay to Koch the Payments on their respective due date as set forth on Exhibit 2. Ninety-one (91) days after Koch's receipt of the last Payment (the "Termination Date"), each Party acknowledges and agrees that the Previous Agreement is hereby terminated in its entirety, and shall be of no further force or effect. On the Termination Date, each Party, on behalf of itself and its officers, directors, agents, servants, employees, representatives, predecessors, successors, attorneys, shareholders, partners, members, corporate parents, subsidiaries, affiliates, and assigns HEREBY RELEASES, DISCHARGES AND COVENANTS NOT TO SUE the other Party, singularly and collectively, and its and their officers, directors, agents, servants, employees, representatives, predecessors, successors, attorneys, shareholders, partners, members, corporate parents, subsidiaries, affiliates and assigns from and of all manner of claims, costs, losses, actions, causes of actions, suits, disputes, accounts, covenants, controversies, agreements, promises, contracts, torts, demands, liabilities, attorneys' fees, or damages, of whatever nature, past, present, or future, known or unknown, developed or undeveloped, anticipated or unanticipated, suspected or unsuspected, from the beginning of time to the date hereof, including any claims asserted or that might have been asserted by each Party against the other Party (and all other persons and entities released hereby), regarding, or relating in any way to, the Previous Agreement, including any breach or alleged breach of the Previous Agreement, as well as matters related to or arising directly or indirectly therefrom, or any proceeding related thereto. The Previous Agreement shall be reinstated if at any time the Payment or any payment due to Koch under the Previous Agreement is rescinded, avoided, or must otherwise be returned by Koch to Buyer upon or after a Bankruptcy Event of Buyer, all as though such payment had not been made.

XXI. MISCELLANEOUS

A. Additional Rules of Interpretation and Construction.
1. No Construction Against Draftsman. No implications or inferences shall be drawn from the deletion of or addition to the terms of previous drafts of this Agreement. Koch and Buyer acknowledge that each has had the opportunity to participate in the preparation of this Agreement and, therefore, in the event of any ambiguity in, or controversy with respect to the meaning of, any term or provision contained in this Agreement, no presumption or inference shall be drawn against either Koch or Buyer in the interpretation of this Agreement by reason of the participation by either Party or their attorneys in the preparation of this Agreement.

2. Gender. Words of any gender in this Agreement shall include the other gender, and words in the singular number shall include the plural, when the context requires.

3. Days. The term "days", as used herein, shall mean actual days occurring, including, Saturdays, Sundays and national holidays. The term "business days" shall mean days other than Saturdays, Sundays and national holidays.

3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which executed counterparts together shall constitute one agreement.

B. Binding Effect. Without limitation of the foregoing, this Agreement shall inure to the benefit of and be binding upon Koch and Buyer, including their respective successors and assigns.

C. Brokers. Any commissions, fees and expenses in connection with any broker or agent retained by Koch shall be the sole responsibility of Koch. Any commissions, fees and expenses in connection with any broker or agent retained by Buyer shall be the sole responsibility of Buyer.

D. Independent Contractors. Koch and Buyer are independent contractors only and are not partners, master/servant, principal/agent or involved herein as parties to any other similar legal relationship with respect to the transactions contemplated under this Agreement or otherwise, and no fiduciary, trust, or advisor relationship, nor any other relationship imposing vicarious liability shall exist between the parties under this Agreement or otherwise at law.

E. No Third Party Beneficiaries. This Agreement is solely for the benefit of, and shall inure to the benefit of, Buyer and Koch, and shall not otherwise be deemed to confer upon or give to any third party any right, claim, cause of action or other interest herein.

F. Survival of Terms and Conditions. This Agreement, and all covenants, promises, agreements, conditions, warranties, representations and understandings contained herein, or contained in any modification, change or amendment of this Agreement pursuant to Article XV hereof, shall survive the termination or expiration of the term of this Agreement for purposes of enforcement of rights occurring prior to such termination or expiration.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the Effective Date by their respective officers thereunto duly authorized.

                                      KOCH NITROGEN COMPANY

                                      By: __________________________

                                      Title: _________________________

                                    EL DORADO CHEMICAL COMPANY

                                    By: __________________________

                                    Title: _______________________

[SIGNATURE PAGE]

EXHIBIT 1

Examples of how the *** [Redacted Text] is calculated in Article I, Section G is as follows:

                     Fertecon Ammonia Report           FMB #9; Weekly Fertilizer Report
                    Ammonia Delivered US Gulf/Tampa 9;
                    of which Tampa Ammonia C+F Tampa

Publication Date	*** [Redacted Text]	*** [Redacted Text]
December 4, 2003	*** [Redacted Text]	*** [Redacted Text]
December 11, 2003	*** [Redacted Text]	*** [Redacted Text]
December 18, 2003	*** [Redacted Text]	*** [Redacted Text]
December 25, 2003	*** [Redacted Text]	*** [Redacted Text]

Delivery Dates Publication Date Used CFR Tampa Low Price

December 1 to 7, 2003 ; ; December 4, 2003 ; ; *** [Redacted Text]

December 8 to 14, 2003 ; ; December 11, 2003 ; ; *** [Redacted Text]

December 15 to 21, 2003 ; ; December 18, 2003 ; ; *** [Redacted Text]

December 22 to 28, 2003 ; ; December 18, 2003 ; ; *** [Redacted Text]

All prices in the above example are stated as a dollar ($) per metric ton price.

EXHIBIT 2

Invoice Date Invoice # Due Date Shipments Amount

 Jan 6 KNC 32992 Jan 27 12/29-1/4 $1,275,076.15

Jan 13 KNC 33955 Feb 3 1/5-1/11 $542,564.19

Jan 20 KNC 34789 Feb 10 1/12-1/18 $93,865.97

Jan 20 KNC 34842 Feb 10 1/12-1/18 $320,456.08